BONNEVILLE PACIFIC CORPORATION
         1999
         EXECUTIVE OFFICERS
         STOCK OPTION PLAN


         ARTICLE 1 -  PURPOSES, EFFECTIVENESS AND TYPE OF PLAN

1.1. Purposes. The purposes of this Plan are to promote the success of the Company and advance the interests of the Company and its shareholders by providing an additional means through the grant of stock options to attract, motivate, retain and reward the current Executive Officers of the Company with incentives for high levels of individual performance and improved financial performance of the Company.

1.2. Effectiveness. This Plan shall be effective as of January 7, 1999. This Plan will remain in effect until it is terminated by the Committee or until 12:00 midnight, January 6, 2009, whichever occurs first.

1.3. Type of Plan. This Plan is a non-statutory or non-qualified stock option plan pursuant to which Options may be granted to the current Executive Officers of the Company. This Plan is intended to meet the requirements of Rule 16b-3 of the Exchange Act.

         ARTICLE 2 -  DEFINITIONS

2.1. Definitions. Unless the context requires otherwise, the following defined terms will govern the construction of this Plan and of any stock option agreements entered into pursuant to this
Plan:

2.1.1. "Board" shall mean the Board of Directors of the Company.

2.1.2. "Commission" shall mean the Securities and Exchange Commission.

2.1.3. "Committee" shall mean the Compensation Committee of the Board. The Committee shall administer the Plan.

2.1.4. "Common Stock" shall mean the Common Stock of the Company and such other securities or property as may become subject to Options, pursuant to an adjustment made under Section 4.3 of this Plan.

2.1.5.  "Company" shall mean Bonneville Pacific
Corporation

2.1.6.  "Eligible Participant" shall mean Clark M. Mower,
Steven H. Stepanek and/or Todd L. Witwer.


2.1.7.  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended from time to time.
2.1.8.   "Executive Officers"  shall mean Clark M. Mower,
Steven H. Stepanek and Todd L. Witwer.

2.1.9. "Grant Agreement" shall mean the agreement between the Company and the Executive Officers of the Company that grants such Executive Officers Options pursuant to this Plan.

2.1.10.  "Grant Date" shall mean January 7, 1999.

2.1.11.  "Option" shall mean an option to purchase Common
Stock under this Plan.

2.1.12. "Option Period" shall mean the period beginning on the Grant Date and ending ten years thereafter, unless the Grant Agreement provides for a different Option Period.

2.1.13. "Option Price" shall mean $5.00 per share, the closing price of the Company's common stock on January 7, 1999 as reported by the OTC Electronic Bulletin Board.

2.1.14.  "Option Shares" or "Option Stock" shall mean
Common Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

2.1.15. "Participant" shall mean a person who has been granted an Option under this Plan.

2.1.16.  "Plan" shall mean this 1999 Executive Officers
Stock Option Plan.

2.1.17  "Securities Act" shall mean the Securities Act of
1933, as amended from time to time.

         ARTICLE 3 - ADMINISTRATION

3.1. Committee. This Plan shall be administered by the Committee. All actions of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. If the Board, in its discretion, does not appoint such a Committee, the Board itself shall administer this Plan and take such actions as the Committee is authorized to take hereunder.

3.2.  Plan Options; Interpretation; Powers of Committee.
Subject to the express provisions of this Plan, the Committee shall have the authority:

(a)  to approve the form of Grant Agreements;


(b) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan; and

(c) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

3.3. Binding Determinations. Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or the Committee or officer of the Company or any Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board and the Committee may act in their absolute discretion in matters within their authority related to this Plan.

3.4. Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

3.5. Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

         ARTICLE 4 - SHARES AVAILABLE FOR OPTIONS

4.1. Shares Available for Options. The capital stock that may be delivered under this Plan shall be shares of the Company's authorized but unissued Common Stock and any shares of its Common
Stock held as treasury shares.

4.2. Number of Shares. The maximum number of shares of Common Stock of the Company that may be issued pursuant to Options granted to Participants under this Plan is 240,000 shares, subject to adjustments contemplated by Section 4.3.


4.3. Adjustments. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities or other property) or any recapitalization, stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, or if there shall occur any other like corporate transaction or event with respect to the Common Stock, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable: (1) proportionately adjust any or all of (a) the number and type of Common Stock which thereafter may be made the subject of Options (including the specific maximum number of shares set forth elsewhere in this
Plan), (b) the amount of Common Stock subject to any or all outstanding Options, (c) the grant, purchase or exercise price of any or all outstanding Options, and (d) the Common Stock issuable upon exercise of any or all outstanding Options; or (2) in the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split-up, exchange or spin-off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Common Stock deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock or other securities of the Company upon or with respect to such event.

         ARTICLE 5 - GRANT PROVISIONS

5.1. Participation. Options under this Plan shall be made only to persons who are Executive Officers of the Company as of January 7, 1999, which are the following: Clark M. Mower, Steven H. Stepanek and Todd L. Witwer.

5.2. Grant of Option. The Company hereby grants, pursuant to this Plan, each of the Participants, an Option to purchase the
following number of shares of the Company's Common Stock:     (a)
Clark M. Mower-100,000 Shares; (b) Steven H. Stepanek- 75,000 Shares; and (c) Todd L. Witwer - 65,000 Shares

5.3. Vesting of Options. The Options granted pursuant to the Plan shall vest in five equal installments ("Vesting
Periods"), each of which shall entitle the Participant to purchase twenty percent (20%) of the total Option Stock related to such Option. Subject to the applicable terms of Section 5.6 hereof, the Options granted under this Plan shall vest as follows:


Clark M. Mower
Vesting Date             Number of Option Shares

January 7, 1999                20,000
January 1, 2000                20,000
January 1, 2001                20,000
January 1, 2002                20,000
January 1, 2003                20,000
Total                         100,000


Steven H. Stepanek
Vesting Date             Number of Option Shares

January 7, 1999                15,000
January 1, 2000                15,000
January 1, 2001                15,000
January 1, 2002                15,000
January 1, 2003                15,000
Total                          75,000


Todd L. Witwer
Vesting Date             Number of Option Shares

January 7, 1999                13,000
January 1, 2000                13,000
January 1, 2001                13,000
January 1, 2002                13,000
January 1, 2003                13,000
Total                          65,000

5.4      Accelerated Vesting for Change of Control.   In the event
there is a "Change of Control Event" as described in this Plan, the Options shall vest immediately. For purposes of this Plan, a "change in control" will be deemed to have occurred on the first to occur of any of the following events:

(a) As a result of a cash tender offer, stock exchange offer or other takeover device, any person, as that term is used in Section 13(d) and 14(b)(2) of the Securities Exchange Act of 1934, is or becomes a beneficial owner, directly or indirectly, of stock of Employer representing thirty percent (30%) or more of the total voting power of Employer's then outstanding securities;

(b) Any material realignment of the Board of Directors of Employer or change in officers of Employer resulting from a concerted shareholder action, including without limitation a proxy fight, voting trusts or pooling arrangements;

(c) Any merger, consolidation or other reorganization of Employer with any entity, other than its affiliates, whereby Employer is not the surviving entity or the shareholders of Employer otherwise fail to retain substantially the same direct or indirect ownership in Employer or its affiliates immediately after any such merger, consolidation or reorganization;

(d) The sale of all or substantially all of the assets of the Company, including all or substantially all of the company's interest in either the assets or the stock of either of the Company's two subsidiaries, Bonneville Nevada Corporation (BNC) with its interest in the Nevada Cogeneration Project (NCA#1), or
Bonneville Fuels Corporation (BFC).

5.5. Payment of Option Price. The Option Price will be payable to the Company in United States Dollars in cash or by check, or such other legal consideration as may be approved by the Committee, in its discretion. For example, the Committee, in its discretion, may permit a particular Optionee to pay all or a portion of the Option Price, and/or the tax withholding liability set forth in Section 6.1 below, with respect to the exercise of an Option either by surrendering shares of Common Stock already owned by such Optionee or by withholding shares of Option Stock, provided that the Committee determines that the fair market value of such surrendered Common Stock or withheld Option Stock is equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith.

5.6. Option Period and Exercisability. Each Option shall become exercisable by the Participant beginning on the date of vesting and must be exercised, if at all, by 12:00 midnight, January 6, 2009. In order for an installment of an Option granted under this Plan to vest as provided in Section 5.3 hereof, the Participant must be an employee of the Company, or of a subsidiary
of the Company, on the Vesting Date.   All Option installments
which do not vest pursuant to paragraph 5.3 hereof, shall immediately expire. Notwithstanding anything else contained herein to the contrary, in the event of the death of a Participant, the Option Shares which would have vested on the next Vesting Date, shall vest on the date of the death of such Participant if such Participant was an employee of the Company or of a subsidiary of the Company on the date of his death.

5.7.  Procedure to Exercise Option.  Any vested Option shall be deemed to be exercised when the Secretary of the Company receives written notice of such exercise from the Participant specifying the number of full shares of Common Stock to be purchased and (i) accompanied by full payment of the option price thereof and the amount of applicable withholding taxes, or (ii) in the event that the Committee elects in accordance with Section 6.1 of this Plan to withhold a portion of the Common Stock, upon determination by the Committee that written notice is accompanied by sufficient payment of the option price to permit exercise of the
Option.   Subject to the requirements of Regulation T (as in effect
from time to time) promulgated under the Securities Exchange Act of 1934, as amended, the Board of Directors may implement procedures to allow a broker chosen by a Participant to make payment of all or any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Optionee, all or any portion of the shares of the Common Stock issuable upon such exercise.


         ARTICLE 6 - TAX WITHHOLDING

6.1. Tax Withholding. Upon any exercise of any Option, the Company shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such transaction. In any case where a tax is required to be withheld in connection with the delivery of Common Stock under this Plan, the Committee may grant (either at the time the Option is granted or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy such withholding obligation.

6.2. Tax Loans. The Committee may, in its discretion, authorize a loan to a Participant in the amount of any taxes which the Company may be required to withhold with respect to Common Stock received by the Participant. Such a loan shall be for a term, at a rate of interest and pursuant to such other terms and conditions as the Committee, under applicable law, may establish.

         ARTICLE 7 - TRANSFER RESTRICTIONS

7.1.  Restriction on Transfer.  An Option granted under the
Plan is not transferable by the Participant otherwise than by testamentary will or the laws of descent and distribution and, during the Participant's lifetime, may be exercised only by the Participant or the Participant's guardian or legal representative.
 Except as permitted by the preceding sentence, neither this Option nor any of the rights and privileges conferred thereby shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt to transfer this Option, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option, right, or privilege, this Option and any such rights and privileges shall immediately become null and void.

7.2. Registration of Option Shares. The Option Shares have not been registered with the Securities and Exchange Commission.
 The Common Stock issuable upon the exercise of an Option may not be freely transferable and must be held indefinitely unless such Common Stock is either registered under the Securities Act or an exemption from registration is available. The Company shall use its best efforts to register the shares underlying the options on Form S-8 and keep such Registration in effect with the Securities and Exchange Commission as soon as practical.

         ARTICLE 8 - MISCELLANEOUS.

8.1.  Choice of Law.  This Plan, all Options, all Option
Agreements and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware


8.2. Compliance with Laws. This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of Common Stock under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

8.3. Severability. In the event that any provision of this Plan shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in full force and effect.

8.4. Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.5. Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant options or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

This Plan was adopted January 7, 1999 by the Board of
Directors of the Company.